Exhibit 23.4

Legal addres: 4-10 Sadovaya-Triumphalnaya St., Moscow, Russia, 127006 Post: 3 side st. Kapranova, Moscow, Russia. 123242 tel : (+7 495) 745 87-65 fax : (+7 495) 745-89-03 www.fom.ru fom@fom.ru

CONSENT

We hereby consent to the use of our report «Russian Internet audience growth forecast by 2014» relating to the Russian internet market, dated February 28, 2011, by Yandex N.V. (the “Company”) and to the reference to this firm in the Registration Statement on Form F-1 and any amendments thereto filed by the Company and in the prospectus to which the registration statement relates. In giving such consent, we do not hereby admit that we come within the category of a person whose consent is required under Section 7 or Section 11 of the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended or the rules and regulations of the Securities and Exchange Commission thereunder.

[SEAL]

/s/ Alexander Oston

By: Alexander Oston
Title: President of Public Opinion Foundation

April 24, 2011